Exhibit 99.1
FINANCIAL STATEMENTS AND NOTES THERETO
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
American Medical Systems Holdings, Inc.
We have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting included in Item 9A, that American Medical Systems Holdings, Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). American Medical Systems Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that American Medical Systems Holdings, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, American Medical Systems Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.
We also have audited, in accordance with the standards of the PCAOB (United States), the consolidated balance sheets of American Medical Systems Holdings, Inc. as of December 31, 2005 and January 1, 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 of American Medical Systems Holdings, Inc. and our report dated February 28, 2006, except for Note 15, as to which the date is June 17, 2006, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 28, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
American Medical Systems Holdings, Inc.
We have audited the accompanying consolidated balance sheets of American Medical Systems Holdings, Inc. and subsidiaries as of December 31, 2005 and January 1, 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedules listed in Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Medical Systems Holdings, Inc. and subsidiaries at December 31, 2005 and January 1, 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth herein.
We also have audited, in accordance with the standards of the PCAOB (United States), the effectiveness of American Medical Systems Holdings, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2006, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 28, 2006, except for Note 15, as to which the date is June 17, 2006

American Medical Systems Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2005	January 1, 2005
Assets
Current assets
Cash and cash equivalents	$30,885	$35,689
Short term investments	15,505	15,479
Accounts receivable, net	51,058	46,984
Inventories, net	18,191	21,719
Deferred income taxes	3,197	4,855
Other current assets	4,072	3,101

Total current assets	122,908	127,827

Property, plant and equipment, net	21,371	22,065
Goodwill	169,700	102,365
Intangibles, net	40,578	44,792
Deferred income taxes	4,110	2,911
Investment in technology and other assets	659	590

Total assets	$359,326	$300,550

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,688	$4,237
Accrued compensation expenses	11,480	10,783
Accrued warranty expense	1,618	1,451
Income taxes payable	2,387	2,982
Other accrued expenses	8,214	8,835
Contingent liability on acquisition and accrued earn-out payments	25,988	19,964

Total current liabilities	53,375	48,252

Accumulated post retirement benefit obligation	3,072	3,126

Stockholders’ equity
Common stock, par value $.01 per share; authorized 200,000,000 shares; issued and outstanding 69,525,169 shares at December 31, 2005 and 67,478,544 shares at January 1, 2005	695	675
Additional paid-in capital	227,284	210,163
Accumulated other comprehensive income	2,414	5,123
Retained earnings	72,486	33,211

Total stockholders’ equity	302,879	249,172

Total liabilities and stockholders’ equity	$359,326	$300,550

The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	2005	2004	2003
Net sales	$262,591	$208,772	$168,283
Cost of sales	46,111	38,331	27,353

Gross profit	216,480	170,441	140,930

Operating expenses
Marketing and selling	92,001	72,910	63,107
Research and development	20,966	15,786	14,924
In-process research and development	9,220	35,000	—
General and administrative	21,713	21,617	17,099
Amortization of intangibles	7,884	5,708	4,160

Total operating expenses	151,784	151,021	99,290

Operating income	64,696	19,420	41,640

Other income (expense)
Royalty income	1,929	2,079	2,797
Interest income	1,246	517	476
Interest expense	(217)	(783)	(1,828)
Investment impairment	—	(4,500)	—
Other income	(1,429)	170	1,004

Total other income (expense)	1,529	(2,517)	2,449

Income before income taxes	66,225	16,903	44,089

Provision for income taxes	26,950	20,023	15,039

Net income (loss)	$39,275	$(3,120)	$29,050

Net income (loss) per share
Basic	$0.57	$(0.05)	$0.44
Diluted	$0.55	$(0.05)	$0.42

Weighted average common shares used in calculation
Basic	68,926	67,006	65,708
Diluted	71,682	67,006	68,626
The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
(In thousands)

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Retained	Deferred	Comprehensive
	Shares	Par Value	Capital	Earnings	Compensation	(Loss) Income	Total
Balances at December 28, 2002	64,999	$650	$197,666	$7,281	$(198)	$(1,137)	$204,262
Comprehensive income
Net income	—	—	—	29,050	—	—	29,050
Net loss on derivative financial instruments, net of tax	—	—	—	—	—	(5)	(5)
Amounts reclassified to interest expense during the period from derivative and hedging activities, net of tax	—	—	—	—	—	460	460
Foreign currency translation adjustment, net of tax	—	—	—	—	—	2,049	2,049

Total comprehensive income							31,554

Issuance of common stock
Stock options exercised	1,154	12	1,901	—	—	—	1,913
Employee stock purchase plan	116	1	775	—	—	—	776
Direct grants	2	—	11	—	—	—	11
Compensation cost of stock options issued to non-employees	—	—	24	—	—	—	24
Income tax benefit from stock option plans	—	—	1,670	—	—	—	1,670
Amortization of deferred compensation	—	—	—	—	136	—	136
Deferred compensation forfeitures	—	—	(38)	—	38	—	—

Balances at January 3, 2004	66,271	$663	$202,009	$36,331	$(24)	$1,367	$240,346

Comprehensive income
Net loss	—	—	—	(3,120)	—	—	(3,120)
Foreign currency translation adjustment, net of tax	—	—	—	—	—	3,772	3,772
Unrealized (loss) on available-for-sale securities, net of tax						(16)	(16)

Total comprehensive income							636
Issuance of common stock:
Stock options exercised	1,124	11	5,095	—	—	—	5,106
Employee stock purchase plan	84	1	959	—	—	—	960
Compensation cost of stock options issued to non-employees	—	—	54	—	—	—	54
Income tax benefit from stock option plans	—	—	2,047	—	—	—	2,047
Amortization of deferred compensation	—	—	—	—	23	—	23
Deferred compensation forfeitures	—	—	(1)	—	1	—	—

Balances at January 1, 2005	67,479	$675	$210,163	$33,211	$—	$5,123	$249,172

Comprehensive income
Net income	—	—	—	39,275	—	—	39,275
Foreign currency translation adjustment, net of tax	—	—	—	—	—	(2,709)	(2,709)

Total comprehensive income							36,566
Issuance of common stock:
Stock options exercised	1,958	19	10,165	—	—	—	10,184
Employee stock purchase plan	88	1	1,354	—	—	—	1,355
Compensation cost of stock options issued to non-employees	—	—	189	—	—	—	189
Income tax benefit from stock option plans	—	—	5,413	—	—	—	5,413

Balances at December 31, 2005	69,525	$695	$227,284	$72,486	$—	$2,414	$302,879

The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.
Consolidated Statements of Cash Flow
(In thousands)

	2005	2004	2003

Cash flows from operating activities
Net income (loss)	$39,275	$(3,120)	$29,050

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	5,135	7,052	6,487
Loss on asset disposals	601	243	224
Amortization of intangibles	7,884	5,708	4,160
Amortization of deferred financing costs	—	450	270
Non-cash in-process research and development charge	9,220	35,000	—
Non-cash investment impairment	—	4,500	—
Non-cash deferred compensation	189	77	171
Income tax benefit related to stock option plans	5,413	2,047	1,670
Change in net deferred taxes	882	2,529	3,117

Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,745)	(7,009)	(3,906)
Inventories	3,130	(369)	(3,108)
Accounts payable and accrued expenses	7,045	1,835	(3,526)
Other assets	(1,449)	250	(473)

Net cash provided by operating activities	71,580	49,193	34,136

Cash flows from investing activities
Purchase of property, plant and equipment	(5,110)	(3,686)	(6,450)
Purchase of business, net of cash acquired	(81,516)	(39,418)	(44,135)
Purchase of investments in technology	(1,620)	(2,500)	—
Purchase of short-term investments	(33,774)	(19,633)	—
Sale of short-term investments	33,743	4,154	—

Net cash (used in) investing activities	(88,277)	(61,083)	(50,585)

Cash flows from financing activities
Issuance of common stock	11,539	6,066	2,689
Payments on long-term debt	—	(16,364)	(7,636)

Net cash provided by (used in) financing activities	11,539	(10,298)	(4,947)

Effect of exchange rates on cash	354	(1,076)	920

Net (decrease) in cash and cash equivalents	(4,804)	(23,264)	(20,476)

Cash and cash equivalents at beginning of period	$35,689	$58,953	$79,429

Cash and cash equivalents at end of period	$30,885	$35,689	$58,953

Supplemental disclosure
Cash paid for interest	$147	$358	$1,643
Cash paid for taxes	$15,036	$14,807	$9,255
The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Business Description and Significant Accounting Policies
Business Description
American Medical Systems Holdings, Inc. manufactures and markets a broad line of proprietary surgical products to urologists, gynecologists and urogynecologists for erectile restoration, benign prostatic hyperplasia (BPH), male urethral stricture, urinary and fecal incontinence, menorrhagia, and pelvic organ prolapse.
Principles of Consolidation
The consolidated financial statements include the accounts of American Medical Systems Holdings, Inc. and its subsidiaries after elimination of inter-company transactions and accounts.
Accounting Periods
We have a 52-or 53-week fiscal year ending on the Saturday nearest December 31. Accordingly, fiscal years 2005, 2004, and 2003 ended on December 31, 2005, January 1, 2005 and January 3, 2004, respectively, and are identified herein as 2005, 2004, and 2003. Fiscal years 2005 and 2004 consisted of 52 weeks, and 2003 consisted of 53 weeks.
Stock Split
On January 10, 2005, we announced a two-for-one stock split in the form of a 100% stock dividend. On March 4, 2005, our stockholders approved an increase in the number of authorized shares of voting common stock from 75 million to 200 million (in addition to 20 million previously authorized shares of non-voting common stock), which was necessary to complete the stock split. The stock dividend was distributed on March 21, 2005 to stockholders of record on March 14, 2005. Our financial statements, related notes, and other financial data contained in this report have been adjusted to give retroactive effect to the stock split for all periods presented.
Cash and Cash Equivalents
For financial reporting purposes, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Our cash and cash equivalent balances are primarily with two investment managers, and the majority is invested in daily money market funds, and high-grade commercial paper, and is carried at cost which approximates market.
Short-Term Investments
We classify investments as available-for-sale securities and record them at fair value. Gains or losses on the sale of investments are taken into income under the specific identification method.
The following table identifies short-term investments by contractual maturity dates as of December 31, 2005:

(in thousands)	Fair Value	Maturity

Mutual fund shares, short term bonds	$430	Less than 1 year
Municipal variable rate	1,340	5 to 10 years
Municipal variable rate	13,735	Greater than 10 years

Short-term investments	$15,505

Concentration of Risks
Accounts receivable are primarily due from hospitals located mainly in the United States and Western Europe. Although we do not require collateral from our customers, concentrations of credit risk in the United States are mitigated by a large number of geographically dispersed customers. We do not presently anticipate losses in excess of allowances provided associated with trade receivables, although collection could be impacted by the underlying economies of the countries.
Allowance for Doubtful Accounts
We estimate the allowance for doubtful accounts by analyzing those accounts receivable that have reached their due date and by applying rates based upon historical write-off trends and specific account reserves. Accounts are written off sooner in the event of bankruptcy or other circumstances that make further collection unlikely. When it is deemed probable that a customer account is uncollectible, that balance is written off against the existing allowance. Bad debt expense was $1.1 million, $1.5 million, and $0.8 million in 2005, 2004, and 2003, respectively. The allowance for doubtful accounts was $2.0 million at each of December 31, 2005 and January 1, 2005.
Inventories
Inventories are stated at the lower of cost or market value, determined on the first-in-first-out method. On a quarterly basis, we evaluate inventories for obsolescence and excess quantities. The evaluation includes analyses of inventory levels, historical loss trends, expected product lives, product at risk of expiration, sales levels by product, and projections of future sales demand. We reserve for inventory we consider obsolete. In addition, we record an allowance for inventory quantities in excess of forecasted demand.
Property, Plant and Equipment
Property, plant and equipment, and major system software are carried at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the following estimated useful asset lives:

Asset class	Useful lives
Building	15-20 years
Machinery and equipment	5-12 years
Furniture, fixtures, and other	3-12 years
Software	3-5 years
Maintenance, repairs, and minor improvements are charged to expense as incurred. Significant improvements are capitalized. To the extent that we experience changes in the usage of equipment or invest in enhancements to equipment, the estimated useful lives of equipment may change in a future period.
In-Process Research and Development, Goodwill and Other Intangible Assets
When we acquire another company, the purchase price is allocated, as applicable, between in-process research and development (IPR&D), other identifiable intangible assets, tangible assets, and goodwill as required by U.S. GAAP. IPR&D is defined as the value assigned to those projects for which the related products have not received regulatory approval, have no alternative future use, and is immediately expensed. The amount of the purchase price allocated to IPR&D and other intangible assets is determined by estimating the future cash flows of each project or technology and discounting the net cash flows back to their present values. The discount rate used is determined at the time of acquisition in accordance with accepted valuation methods. For IPR&D, these methodologies include consideration of the risk of the project not achieving commercial feasibility.
Goodwill is the excess of the purchase price over the fair value of the other net assets, including IPR&D, of acquired businesses. Under SFAS 142, Goodwill and Other Intangible Assets, goodwill and other intangible assets with indefinite lives are not amortized, but are assigned to reporting units and tested for impairment annually during the fourth quarter, or whenever there is an impairment indicator. We operate as one reporting unit engaged in developing, manufacturing, and marketing medical devices. We assess goodwill impairment indicators quarterly, or more frequently, if a change in circumstances or the occurrence of events suggests the remaining value may not be recoverable. Intangible assets that are not deemed to have an indefinite-life are amortized over their estimated useful lives.
The first step of the impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill and other indefinite lived intangible assets. If the fair value is less than the carrying amount, the second step determines the amount of the impairment by comparing the implied fair value of the goodwill with the carrying amount of that goodwill. An impairment charge is recognized only when the calculated fair value of a reporting unit, including goodwill and indefinite lived intangible assets, is less than its carrying amount.
Other intangible assets include patents, non-compete agreements, and developed research and development technologies. They are amortized using the straight-line method over their respective estimated useful lives. Intangible assets with definite useful lives are reviewed for indicators of impairment quarterly in accordance with SFAS 144, Accounting for the Impairment and Disposal of Long-Lived Assets.
Long-Lived Assets
We follow SFAS 144 which requires impairment losses to be recorded on long-lived assets used in operations when events and circumstances indicate the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Periodically, if an indicator of impairment exists, we measure any potential impairment utilizing discounted cash flows as an estimate of fair value.
Revenue Recognition
We sell our products primarily through a direct sales force. Approximately 40 percent of our revenue is generated from consigned inventory or from inventory with field representatives. For these products, revenue is recognized at the time the product has been used or implanted. For all other transactions, we recognize revenue when title to the goods and risk of loss transfer to our customers providing there are no remaining performance obligations required from us or any matters requiring customer acceptance. In cases where we utilize distributors or ship product directly to the end user, we recognize revenue upon shipment provided all revenue recognition criteria have been met. We record estimated sales returns, discounts and rebates as a reduction of net sales in the period revenue is recognized.
All of our customers have rights of return for the occasional ordering or shipping error. We maintain an allowance for these returns and reduce reported revenue for expected returns from shipments during each reporting period. This allowance is based on historical and current trends in product returns. This allowance was $1.2 million and $2.3 million at December 31, 2005 and January 1, 2005, respectively.
Royalty Income
Royalties from licensees are based on third-party sales of licensed products and are recorded as other income in accordance with contract terms when third-party results are reliable, measurable, and collectibility is reasonably assured. Royalty estimates are made in advance of amounts collected using historical and forecasted trends.
Research and Development
Research and development costs are expensed as incurred. Included in research and development expenses for 2005 was $0.3 million in funds advanced to Solarant Medical, Inc. The purpose of this advance was to support their work in developing an in-office incontinence procedure. Solarant Medical, Inc. is a related party, in that two of our directors are also directors of Solarant. Additional funding for this clinical work in the amount of $0.5 million was advanced to Solarant during the first quarter of 2006, per the terms of our agreement with Solarant dated December 7, 2005.
Advertising and Promotional Costs
Advertising and promotional costs are charged to operations in the year incurred. Advertising and promotion costs charged to operations during 2005, 2004, and 2003 were $2.9 million, $2.6 million, and $2.7 million, respectively.
Product Warranty Costs
We provide a warranty allowance to cover the cost of replacements for our erectile restoration, BPH, incontinence, and menorrhagia products. The warranty allowance is an estimate of the future cost of honoring our warranty obligations. Warranty costs are included as part of the cost of goods sold.
We warrant all of our products to be free from manufacturing defects. In addition, if a product fails, we may provide replacements at no cost or a substantial discount from list price. We maintain a warranty allowance to cover the cost of replacements for our erectile restoration, incontinence, BPH, and menorrhagia products. When we sell products, we record an expense for the expected costs of future warranty-related claims, and increase the warranty allowance by an equivalent amount. We reduce the warranty allowance by the cost of the replacement device when an actual claim is awarded.
Product Liability
We estimate the uninsured portion of legal representation and settlement costs of product liability claims and lawsuits quarterly. This evaluation consists of reviewing historical claims costs as well as assessing future trends in medical device liability cases. Social and political factors, as well as surgeon and medical facility responsibility, make litigation costs hard to predict. If, in the future, we determine that our accrual is inadequate, the adjustment would reduce reported income in the period we recorded the adjustment.
Software Development Costs
We capitalize certain costs incurred in connection with developing or obtaining software for internal use in accordance with AICPA Statement of Position 98-1, Accounting for Computer Software Developed For or Obtained for Internal Use. The net book value of capitalized software costs was $1.2 million as of December 31, 2005 and $0.6 million as of January 1, 2005. Depreciation expense on capitalized software cost was $0.4 million and $1.8 million for 2005 and 2004, respectively.
Income Taxes
We account for income taxes using the liability method. With this method, deferred tax assets and liabilities are recorded based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.
We have significant amounts of deferred tax assets that are reviewed for recoverability and then valued accordingly. We evaluate the realizable value of the deferred tax assets on a quarterly and yearly basis, as well as assess the need for valuation allowances by considering historical levels of income, estimates of future taxable income, and the impact of tax planning strategies. We record a valuation allowance to reduce deferred tax assets when we believe all or part of our deferred tax assets will not be realized.

Foreign Currency Translation
The financial statements for operations outside the United States are maintained in their local currency. All assets and liabilities of our international subsidiaries are translated to United States dollars at year-end exchange rates, while elements of the statement of operations are translated at average exchange rates in effect during the year. Translation adjustments arising from the use of differing exchange rates are included in accumulated other comprehensive income in stockholders’ equity with the exception of inter-company balances not considered permanently invested. Gains and losses on foreign currency transactions are included in other income (loss).
Derivatives and Hedging Activities
SFAS 133, Accounting for Derivative Instruments and Hedging Activities, requires that all derivatives be recorded on the consolidated balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in earnings or other comprehensive income (loss) depending on the type of hedging instrument and the effectiveness of those hedges. We have had no derivative instruments or hedging activities in 2005 and 2004.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The most significant areas which require management’s estimates relate to the allowances for doubtful accounts receivable, sales return reserve, excess and obsolete inventories, product warranty, product liability claims, and income taxes. We are subject to risks and uncertainties, such as changes in the health care environment, competition, and legislation that may cause actual results to differ from estimated results.
Stock Based Compensation
At December 31, 2005 we have one active stock-based employee compensation plan under which new awards may be granted, which is described more fully in Notes to Consolidated Financial Statements – No. 8. We account for this plan under the recognition and measurement principles of APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. The exercise price of our employee stock options generally equals the market price of the underlying stock on the date the option is granted, and thus, under APB 25, no compensation expense is recognized.
The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. We believe, however, that the assumptions used in the following presentation are appropriate within the limits of the model, and we do not believe that reasonable changes in these assumptions would have a material impact on our financial condition, earnings, or cash flows. For purpose of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ vesting period.
Pro forma information regarding net income and net income per share required by SFAS 123, and as amended by SFAS 148, has been determined as if we had accounted for our employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2005	2004	2003

Risk free interest rate	3.98%	3.71%	3.81%
Expected dividend rate	0.00%	0.00%	0.00%
Stock price volatility	38.23%	41.45%	43.20%
Expected life of option	5 years	7 years	7 years
The weighted average fair value of options granted during 2005, 2004 and 2003 was $7.48, $7.29 and $4.21 per share.
The following table illustrates the effect on net income and net income per share if we had applied the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (in thousands, except per share data):

(in thousands, except per share data)	2005	2004	2003

Net income (loss), as reported	$39,275	$(3,120)	$29,050
Stock-based employee compensation expense included in reported income, net of tax	—	15	84

Total stock-based employee compensation expense determined under fair-value based method for all awards, net of tax	(7,159)	(4,984)	(3,093)

Pro forma net income (loss)	$32,116	$(8,089)	$26,041

Net income (loss) per share
As reported
Basic	$0.57	$(0.05)	$0.44
Diluted	$0.55	$(0.05)	$0.42

Pro forma
Basic	$0.47	$(0.12)	$0.40
Diluted	$0.45	$(0.12)	$0.38
Net Income per Share
We present both basic and diluted net income (loss) per share amounts. Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per share is based upon the weighted average number of common and common equivalent shares outstanding during the year which is calculated using the treasury stock method for stock options. Common equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect. Stock options for which the exercise price exceeds the average market price over the period have an anti-dilutive effect on net income (loss) per share and, accordingly, are excluded from the calculation. When there is a net (loss), other potentially dilutive securities are not included in the calculation of net (loss) per share since their inclusion would be anti-dilutive.
The following table presents information necessary to calculate basic and diluted net income (loss) per common share and common share equivalents for the years ended 2005, 2004, and 2003:

(in thousands, except per share data)	2005	2004	2003

Net income (loss)	$39,275	$(3,120)	$29,050

Weighted-average shares outstanding for basic net income per share	68,926	67,006	65,708
Dilutive effect of stock options	2,756	—	2,918

Adjusted weighted-average ‘shares outstanding and assumed conversions for diluted net income (loss) per share	71,682	67,006	68,626

Net income (loss) per share
Basic	$0.57	$(0.05)	$0.44
Diluted	$0.55	$(0.05)	$0.42

Employee stock options of 1,370,562; 8,214,968 and 1,114,804 for fiscal 2005, 2004 and 2003, respectively, were excluded from the diluted net income per share calculation because their effect would be anti-dilutive. Since 2004 is in a net (loss) position, 100 percent of outstanding employee stock options are excluded from the diluted net (loss) per share calculation. In 2005 and 2003, only those options with an exercise price above the market value are excluded from this calculation.
Recent Accounting Pronouncements
In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, Inventory Costs, an amendment of Accounting Research Bulletin No. 43, Inventory Pricing. SFAS No. 151 requires all companies to recognize a current-period charge for abnormal amounts of idle facility expense, freight, handling costs and wasted materials. The statement also requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. This new standard is effective for fiscal years beginning after June 15, 2005 with early adoption permitted. We adopted SFAS No. 151 in the first quarter of 2005 and it did not have a material impact on our consolidated financial statements.
In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-based Payment. SFAS No. 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments (e.g. stock options and restricted stock) granted to employees. This applies to all transactions involving the issuance of our own equity in exchange for goods or services, including employee services. Upon adoption of SFAS No. 123(R), all stock option awards to employees will be recognized as expense in the income statement, typically over the requisite service period. SFAS No. 123(R) carried forward the guidance from SFAS No. 123 for payment transactions with non-employees. The Securities and Exchange Commission delayed the effective date in April 2005, to require public companies to adopt the standard as of the first annual period beginning after June 15, 2005. We plan to adopt SFAS No. 123(R) in the first quarter of 2006 as required.
SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods: 1) Modified Prospective Method under which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date; 2) Modified Retrospective Method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
We plan to adopt SFAS No. 123R in the first quarter of fiscal year 2006, using the Modified Prospective Method and will continue to value options using the Black-Scholes-Merton valuation model, incorporating key assumptions on volatility and expected option lives based on our analysis of historical indicators.
As permitted by SFAS No. 123, we currently account for share-based payments to employees using the intrinsic value method under APB Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with APB Opinion No. 25, we generally recognize no compensation expense for employee stock options. Accordingly, the adoption of the fair value method under SFAS No. 123(R) will have an impact on our consolidated earnings, although it will have no impact on our financial position or cash flows. While we cannot precisely determine the impact on net earnings as a result of the adoption of SFAS 123R, we believe the impact of adopting SFAS No. 123(R) will be similar to the pro forma disclosure in Notes to Consolidated Financial Statements – No. 1. However, the total expense recorded in future periods will depend on several variables, including the number of share-based awards granted, the number of grants that ultimately vest, and the fair value assigned to those awards.

In December 2004, the FASB issued Staff Position No. 109-1 (FSP 109-1), Application of FASB Statement No. 109 (SFAS 109), Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004. FSP 109-1 clarifies that the manufacturer’s deduction provided for under the American Jobs Creation Act of 2004 should be accounted for as a special deduction in accordance with SFAS 109 and not as a tax rate reduction. We have adopted this provision in 2005.
In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which supersedes APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 requires retrospective application of changes in accounting principles to prior period financial statements as of the earliest date practicable. This statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The provisions of SFAS 154 are effective for fiscal years beginning after December 15, 2005. We expect to adopt SFAS No. 154 in the first quarter of 2006.
Reclassification
Certain 2004 and 2003 amounts have been reclassified to conform to the 2005 presentation.
2. Acquisitions
Ovion Inc.
On July 7, 2005, we acquired Ovion Inc., a development stage company focused on the design of a minimally invasive permanent birth control device for women. The former Ovion shareholders received initial cash consideration of $9.8 million, after certain adjustments made at closing regarding the payment of outstanding liabilities of Ovion at the time of closing. We deposited $1.0 million of this initial consideration in escrow to be held for 12 months after closing of the merger to cover certain contingencies, and the balance was distributed to former Ovion shareholders. We also incurred $0.9 million of acquisition related costs. We used existing cash to make these initial payments, net of acquired cash on hand at closing of $0.3 million.
In addition to the initial closing payment, we will make additional contingent payments up to $20.0 million if certain clinical and regulatory milestones are completed and earn-out payments equal to one times net sales of Ovion’s products for the 12-month period beginning on the later of (i) our first fiscal quarter commencing six months after approval from the U.S. Food and Drug Administration to market the Ovion™ product for female sterilization or (ii) January 1, 2008. The contingent payments and earn-out payments are subject to certain rights of offset. The founders of Ovion will also receive a royalty equal to two percent of net sales of products that are covered by the Ovion patents related to their initial technology contribution to Ovion.
The primary purpose of the Ovion acquisition was to gain access to their technology for delivering permanent birth control implants in an office-based procedure.
The initial purchase price is currently allocated as follows:

(in thousands)	Amount

In-process research and development	$9,220
Intangible royalty agreement	2,050
Liabilities assumed	(732)
Deferred tax liability on assets acquired	(131)

Initial purchase price, net of cash acquired	$10,407

The purchase price allocation was made on a relative fair value basis with no amounts allocated to goodwill in accordance with Financial Accounting Standard 142, Goodwill and Other Intangible Assets and was based on our forecasted cash inflows and outflows, using an excess earnings method to calculate the fair value of assets purchased. We are responsible for these estimated values, and considered other factors including an independent valuation of our assumptions. The accounting for future contingent payments will also be allocated to in-process research and development and the intangible royalty agreement on a relative fair value basis. Amounts allocated to the intangible royalty agreement will not exceed that amount which would generate an impairment charge. The royalty agreement is being amortized over the remaining life of the agreement, which is 8.25 years, with this expense reflected as part of the amortization of intangibles line on the Consolidated Statement of Operations. In accordance with purchase accounting rules, the acquired in-process research and development of $9.2 million was expensed in the current quarter with no related income tax benefit. Liabilities assumed, net of tangible assets acquired, were stated at fair value at the date of acquisition based on management’s assessment. This purchase price allocation is subject to final adjustments relating to certain valuation matters.
As Ovion Inc. was a development-stage company with no revenues reported as of the acquisition date, pro forma financial statements are not included.
TherMatrx, Inc.
On July 15, 2004, we acquired TherMatrx, Inc. and the former shareholders of TherMatrx were paid cash consideration of $40.0 million. We used cash on hand to make the initial payment in addition to $1.5 million of acquisition related costs paid through December 31, 2005.
In addition to the initial closing payment, we are required to make contingent payments based on the net product revenues attributable to sales of the TherMatrx dose optimized thermotherapy product. These contingent payments equal four times the aggregate sales of products over the period which began on July 5, 2004 and ended on December 31, 2005, minus $40.0 million. These contingent payments have been accounted for as goodwill. Since the time of acquisition, earn-out payments of $96.0 million have been accrued, of which $70.0 million was paid in 2005.
The primary purpose of the TherMatrx acquisition was to gain access to their product for the treatment of BPH. The primary advantage of the TherMatrx treatment over other BPH treatments is the comfort level for the patient and its appropriateness for the office setting.
The purchase price, including earn-out payments accrued, is currently allocated as follows:

(in thousands)	Amount

Developed technology and other intangible assets	$26,000
Customer relationships	5,000
In-process research and development	35,000
Tangible assets acquired, net of liabilities assumed	5,721
Deferred tax liability on assets acquired	(7,763)
Goodwill	69,142

Purchase price, including earned contingent payments, net of cash acquired, accrued through December 31, 2005	$133,100

The determination of the portion of the purchase price allocated to developed technology and other intangible assets, customer relationships and in-process research and development was based on our forecasted cash inflows and outflows and using an excess earnings method to calculate the fair value of assets purchased. We are responsible for these estimated values, and considered other factors including an independent valuation of our assumptions. The developed technology and other intangible assets and customer relationships are being amortized over the estimated product lifecycle of 10 years, with this expense reflected as part of the amortization of intangibles line on the Consolidated Statement of Operations. In accordance with purchase accounting rules, the acquired in-process research and development of $35.0 million was expensed in our third fiscal quarter of 2004 with no related income tax benefit. Tangible assets acquired, net of liabilities assumed, were stated at fair value at the date of acquisition based on management’s assessment. We recorded a contingent liability at the time of acquisition because the net assets acquired were in excess of the initial purchase price.

Our consolidated financial statements for the year ended December 31, 2005 include the financial results of the combined companies for the full year. Our consolidated financial statements for the year ended January 1, 2005 include the financial results of TherMatrx beginning July 15, 2004. Following are our as-reported results and pro forma results of the combined companies, as if the acquisition had occurred at the beginning of 2003 (in thousands, except per share data):

	2004		2003
(in thousands, except per share data)	Reported	Pro forma	Reported	Pro forma

Revenue	$208,772	$219,232	$168,283	$181,265
Net income (loss)	$(3,120)	$(9,708)	$29,050	$28,267

Net income (loss) per share:
Basic	$(0.05)	$(0.14)	$0.44	$0.43
Diluted	$(0.05)	$(0.14)	$0.42	$0.41
In addition to the one-time charge for in-process research and development of $35.0 million which impacted 2004, the above pro forma results for 2004 reflect $8.8 million in other acquisition-related expenses recorded by TherMatrx, Inc. prior to the effective date of the transaction.
The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisition been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future.
3. Balance Sheet Information
The following provides additional information (in thousands) concerning selected balance sheet accounts:

	2005	2004

Accounts Receivable
Trade accounts receivable	$51,407	$46,993
Other receivables	1,668	1,978
Allowance for doubtful accounts	(2,017)	(1,987)

Net accounts receivable	$51,058	$46,984

Inventories
Raw materials	$4,252	$5,191
Work in process	2,394	2,405
Finished goods	12,862	15,866
Obsolescence allowance	(1,317)	(1,743)

Net inventories	$18,191	$21,719

Property, plant, and equipment
Land and building	$19,088	$16,434
Machinery and equipment	19,944	21,386
Software	8,253	7,338
Furniture, fixtures, and other	3,126	3,631
Accumulated depreciation	(29,040)	(26,724)

Net property, plant, and equipment	$21,371	$22,065

4. Goodwill and Intangible Assets
The changes in carrying amount of goodwill for 2005 and 2004 (in thousands) are as follows:

	2005	2004

Goodwill, beginning of year, net	$102,365	$98,989
Additions	69,142	—
Effect of currency translation	(1,807)	3,376

Goodwill, end of year, net	$169,700	$102,365

Under the provisions of SFAS 142, trademarks have been classified as an indefinite-lived asset, and accordingly, are no longer being amortized. Definite-lived intangibles are being amortized over periods ranging from two to ten years.
The following table provides additional information concerning intangible assets:

	Weighted avg	December 31, 2005			January 1, 2005
	remaining life	Gross carrying	Accumulated	Net book	Gross carrying	Accumulated	Net book
(in thousands)	(years)	amount	amortization	value	amount	amortization	value

Amortized
Patents	5.7	$10,127	$(7,708)	$2,419	$10,127	$(6,581)	$3,546
Licenses	2.9	6,911	(3,847)	3,064	5,291	(1,529)	3,762
Developed technology	8.2	48,853	(17,454)	31,399	48,853	(13,140)	35,713
Royalty agreements	7.1	2,050	(125)	1,925			—

Total amortized intangible assets	7.5	67,941	(29,134)	38,807	64,271	(21,250)	43,021

Unamortized
Trademarks	n/a	2,233	(462)	1,771	2,233	(462)	1,771

Total intangible assets		$70,174	$(29,596)	$40,578	$66,504	$(21,712)	$44,792

The following discloses actual and expected aggregate amortization expense for currently owned intangible assets (in thousands) for 2003 through 2009:

Year	Actual	Expected

2003	$4,160	—
2004	5,708	—
2005	7,884	—
2006	—	$6,748
2007	—	4,905
2008	—	4,981
2009	—	4,823
2010	—	4,141
Patent Cross License Agreement
On September 13, 2004, we entered into a settlement agreement with Mentor Corporation under which both parties agreed to dismiss the intellectual property lawsuits involving the two companies. We also signed a non-exclusive cross license agreement covering patents related to the field of female pelvic health. Under the cross license agreement, we made a one-time payment in the third quarter of 2004 to Mentor in the amount of $2.5 million for access to a method patent covering the transobturator surgical approach and derivatives thereof. This investment has been recorded as a license agreement in our intangible assets and is being amortized over our expected revenue producing life of 5 years.
5. Investment in Technology
In 1999, we signed an exclusive, long term agreement with InjecTx to distribute its transurethral injection system to treat BPH worldwide. We made an initial $2.0 million equity investment in October 1999, an additional equity investments of $1.5 million in March 2001, and $1.0 million in May 2002, and accounted for this on a cost basis.
Over the course of 2004, we worked with the FDA to clarify the requirements for a Phase III U.S. clinical trial of ProstaJect®. Additionally, the FDA established the requirement for a significant number of patients with safety data to support a New Drug Approval. As we were unsuccessful in reducing these patient numbers, we suspended our activities toward gaining FDA approval of this product. This, in combination with our acquisition of TherMatrx in the third quarter of 2004 and the determination of the net present value of estimated future cash flows, led us to conclude the likelihood of U.S. commercialization of ProstaJect has diminished dramatically, thus, the value of our equity ownership in InjecTx was impaired.
During the fourth quarter of 2004, we recognized an investment impairment loss of $4.5 million which is reflected as a separate component of other income and expenses on the Consolidated Statement of Operations. For tax purposes, this capital loss can only be utilized against future capital gains which are uncertain and therefore a complete valuation allowance has been established related to this deferred tax asset (see Notes to Consolidated Financial Statements – No. 13).
6. Warranties
Many of our products are sold with warranty coverage for periods ranging from one year up to the patient’s lifetime. The warranty allowance is our estimate of the expected future cost of honoring current warranty obligations. Factors influencing this estimate include historical claim rates, surgical infection rates, changes in product performance, the frequency of use by the patient, the patient’s performance expectations, and changes in the terms of our policies. Changes in the warranty balance for 2003 through 2005 are disclosed as follows.
The adjustment shown for 2003 represents a reduction in management’s estimate of the future cost of honoring our warranty obligations resulting from improvements in the quality and durability of our products and changes in our claims processing. The adjustment for 2004 represents the warranty provision that was added as part of the TherMatrx acquisition.

(in thousands)	2005	2004	2003

Balance, beginning of period	$1,451	$1,338	$4,526
Adjustment to allowance	—	75	(3,069)
Provisions for warranty	599	334	150
Claims processed	(432)	(296)	(269)

Balance, end of period	$1,618	$1,451	$1,338

7. Long-Term Debt and Senior Credit Facility
During 2004, we repaid the entire outstanding balance of $16.4 million and terminated the former senior credit facility.
Credit Agreement
On January 20, 2005, we entered into a credit agreement. The credit agreement provides for a $150.0 million senior unsecured five year revolving credit facility, with a $20.0 million sub-limit for the issuance of standby and commercial letters of credit, and a $10.0 million sub-limit for swing line loans. At our option, any loan under the credit agreement (other than swing line loans) bears interest at a variable rate based on LIBOR or an alternative variable rate based on either prime rate or the federal funds effective rate, in each case plus a basis point spread determined by reference to our leverage ratio. The credit agreement also contains a commitment fee which bears a rate determined by reference to our leverage ratio. At our election, the aggregate maximum principal amount available under the credit agreement may be increased by an amount up to $60.0 million. Funds are available for working capital and other lawful purposes, including permitted acquisitions. As of December 31, 2005, there were no borrowings outstanding under the credit agreement.
The credit agreement contains standard affirmative and negative covenants, including two financial covenants that require we maintain a leverage ratio of not greater than 2.75 to 1 and an interest coverage ratio of not less than 3 to 1. The covenants also restrict: (a) the making of investments, the payment of dividends and other payments with respect to capital, the disposition of material assets other than in the ordinary course of business and mergers and acquisitions if such actions would cause our leverage ratio to be greater than 2.50 to 1.00, (b) transactions with affiliates unless such transactions are completed in the ordinary course of business and upon fair and reasonable terms, (c) the incurrence of liens and (d) substantial changes in the nature of our business. The credit agreement also contains customary events of default, including, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and involuntary proceedings, monetary judgment defaults in excess of specified amounts, cross-defaults to certain other agreements, change of control, and ERISA defaults.
8. Stockholders’ Equity
Stock Incentive Plan
The 2000 Equity Incentive Plan, as amended, provides for grants of nonqualified and incentive stock options to eligible employees and certain other individuals. There were 14,710,000 shares of common stock reserved for issuance under the 2000 Plan. In May 2005, we adopted the 2005 Stock Incentive Plan and terminated the 2000 Equity Incentive Plan. We have reserved 6,600,000 shares under the 2005 Plan, plus the number of shares subject to outstanding options under our 2000 Plan as of May 5, 2005 which are not thereafter issued or which have been issued but are subsequently forfeited and which would otherwise have been available for further issuance under the 2000 Plan. We have granted options to purchase an aggregate of 15,975,996 shares (net of cancellations) under both plans and 5,514,535 shares remain available for future option grants under the 2005 Plan.
Twenty-five percent of the options granted under the plans generally become exercisable on the first anniversary date of the grant and 6.25 percent at the end of each quarter thereafter. Options are granted with an exercise price equal to the fair market value of the common stock on the date of the grant.
Options granted under the 2000 Plan have a stated expiration, if not exercised, ten years after the date of grant. Options granted under the 2005 Plan have a stated expiration, if not exercised, seven years after the date of grant. Activity in the Plans was as follows:

		Weighted avg
	Options	exercise price
	outstanding	per share

Balance at December 28, 2002	6,830,240	$4.47
Granted	2,169,104	$8.33
Exercised	(1,153,748)	$1.66
Cancelled or expired	(296,618)	$8.10

Balance at January 3, 2004	7,548,978	$5.86

Granted	2,258,700	$15.48
Exercised	(1,124,136)	$4.55
Cancelled or expired	(468,574)	$8.99

Balance at January 1, 2005	8,214,968	$8.51

Granted	2,104,637	$19.40
Exercised	(1,958,695)	$5.19
Cancelled or expired	(410,260)	$12.98

Balance at December 31, 2005	7,950,650	$11.97

An aggregate of 4,497,182; 4,807,282 and 4,522,696 shares were exercisable at the end of 2005, 2004, and 2003, respectively. Exercise prices and weighted-average remaining contractual life for options outstanding at the end of 2005 are summarized as follows:

	Options Outstanding			Options Exercisable
		Weighted avg	Weighted avg		Weighted avg
	Number	remaining	exercise	Number	exercise
Range of exercise prices	of shares	contractual life	price	of shares	price

$.83 - $8.00	2,166,868	4.7 years	$3.79	1,982,863	$3.41
$8.03 - $14.43	2,347,733	7.0 years	$10.64	1,677,751	$10.20
$14.81 - $19.06	2,065,487	8.2 years	$16.77	575,320	$15.90
$19.69 - $20.93	1,370,562	7.4 years	$19.97	261,248	$19.97

Total	7,950,650	6.7 years	$11.97	4,497,182	$8.50

Employee Stock Purchase Plan
We have an Employee Stock Purchase Plan that allows employees to elect, in advance of each calendar quarter, to contribute up to 10 percent of their compensation, subject to certain limitations, to purchase shares of common stock at the lower of 85 percent of the fair market value on the first or last day of each quarter. The plan was amended in May 2005, to increase the number of shares reserved under the plan from 600,000 to 1,000,000 common shares. Shares issued under the plan through December 31, 2005 total 508,870.
9. Commitments and Contingent Liabilities
Product Liability
We are self-insured for product liability claims below $1 million for each occurrence and $3 million in the aggregate, and maintain product liability insurance above these limitations.
We are involved in a number of claims and lawsuits considered normal in our business, including product liability matters. While it is not possible to predict the outcome of legal actions, we believe that any liability resulting from the pending claims and suits that would potentially exceed existing accruals would not have a material, adverse effect on our financial position or on our results of operations or cash flows for any period.
Operating Leases
We have future minimum operating lease obligations for automobiles, office space, and other facilities of $1.1 million for 2006, $0.7 million for 2007, and $0.3 million for 2008. Rent expense was $1.7 million, $1.6 million, and $1.7 million in 2005, 2004, and 2003, respectively. The automobiles, which are typically leased for three years, are used by sales personnel. The office obligations include the former TherMatrx facility near Chicago and sales offices outside the U.S. The lease for the TherMatrx facility expires January 31, 2006.
10. Industry Segment Information and Foreign Operations
Since our inception, we have operated in the single industry segment developing, manufacturing, and marketing medical devices.
We distribute products through our direct sales force and independent sales representatives in the United States, Canada, Australia, Brazil, and Western Europe. Additionally, we distribute products through foreign independent distributors, primarily in Europe, Asia, and South America, who then sell the products to medical institutions. No customer or distributor accounted for five percent or more of net sales during 2005, 2004, or 2003. Foreign subsidiary sales are predominantly to customers in Western Europe, Canada, Australia, and Brazil. At the end of 2005 and 2004, consolidated accounts receivable included $16.9 million and $17.0 million due from customers located outside of the United States.
The following table presents net sales and long-lived assets by geographical territory. No individual foreign country’s net sales or long-lived assets are material.

(in thousands)	2005	2004	2003

United States
Net sales	$205,463	$165,140	$136,765
Long-lived assets	$217,997	$153,528	$134,682

International
Net sales	$57,128	$43,632	$31,518
Long-lived assets	$14,311	$16,285	$12,260
11. Post-Retirement Benefits
We have an unfunded post-retirement plan in the United States, which provides medical, dental, and life insurance benefits at reduced rates to certain retirees and their eligible dependents. Employees hired before 2000 are eligible if they meet age and service requirements and qualify for retirement benefits. We provide funds to the plans as benefits are paid. The plan obligation was measured as of December 31, 2005 and January 1, 2005. The cost of the post-retirement benefit plan (in thousands) was as follows:

	2005	2004	2003

Service cost	$128	$112	$118
Interest cost	142	132	132
Amortization of net actuarial losses	(134)	(142)	(143)

Net benefit costs	$136	$102	$107

The following tables present reconciliations of the benefit obligation of the plan, the plan assets of the pension plan and the funded status of the plan (in thousands):

	Other benefits
	2005	2004
Change in benefit obligation
Benefit obligation at beginning of year	$2,450	$2,288
Service cost	109	112
Interest cost	142	132
Plan amendements	414	—
Actuarial (gains) or losses	171	(16)
Benefit payments	(140)	(66)
Settlements	—	—

Benefit obligation at end of year	$3,146	$2,450

Change in plan assets
Fair value of assets at beginning of year	$—	$—
Actual return on plan assets	—	—
Employer contributions	140	66
Benefit payments	(140)	(66)

Fair value of plan assets at end of year	$—	$—

Funded status
Funded status	$(3,146)	$(2,450)
Unrecognized prior service cost	(22)	(570)
Unrecognized net actuarial gain	(46)	(198)

Net amount of accrued benefit cost	$(3,214)	$(3,218)

Current	$(142)	$(92)
Long term	(3,072)	(3,126)

Net amount of accrued benefit cost	$(3,214)	$(3,218)

The benefits expected to be paid in each of the next five fiscal years and the aggregate for the five fiscal years thereafter are projected as follows (in thousands):
Projected Medical Benefit Payments

Projected Medical Benefit Payments
2006	$142
2007	173
2008	199
2009	206
2010	211
2011 - 2015	$1,360
The assumptions used in estimating the annual cost related to these plans include:

	2005	2004
Discount rate	5.50%	5.75%
Rate of future compensation increase	4.00%	4.00%
An average increase of 10.0 percent in the cost of covered health care benefits was assumed for 2005 and is projected to gradually decrease to 5.0 percent by 2016 and remain at that level thereafter. Since the employee subsidy cap has been reached, the health care cost trend rate sensitivity analysis is no longer applicable.
In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 became law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors or retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Our drug plan does not meet the actuarially equivalent test because of a combination of the drug plan cost and the subsidy cap; therefore, the plan is assumed to not qualify for the federal subsidy.
12. Savings and Investment Plan
The AMS Savings and Investment Plan allows employees in the United States to contribute a portion of their salary to the Plan. We match a portion of these contributions and make additional contributions to the Plan based upon a percent of operating profit above an established hurdle rate. The additional percentage contribution and hurdle rate are established annually by senior management. The Plan is intended to satisfy the requirements of Section 401(a) (27) of the Internal Revenue Code. Generally, all of our employees are eligible to participate in the Plan. Matching contributions of $1.7 million, $1.4 million and $1.2 million were made in 2005, 2004 and 2003, respectively. Profit sharing contributions were $2.2 million, $1.9 million and $0.9 million in 2005, 2004 and 2003, respectively.
13. Income Taxes
Components of our income before income taxes are as follows (in thousands):

Pretax income	2005	2004	2003

U.S.	$65,405	$16,771	$44,229
Foreign	820	132	(140)

Total	$66,225	$16,903	$44,089

Components of income tax expense are as follows (in thousands):

Income tax expense	2005	2004	2003

Current
U.S.
Federal	$23,416	$14,989	$10,338
State	2,353	1,852	1,384
Foreign	299	653	200
Deferred
U.S.
Federal	1,401	2,976	2,995
State	(369)	88	122
Foreign	(150)	(535)	—

Total	$26,950	$20,023	$15,039

A reconciliation of income tax expense computed at the United States statutory rate to the effective income tax rate is as follows (in thousands):

Income tax reconciliation	2005	2004	2003

Statutory rate	$23,179	$5,916	$15,430
In-process research and development	3,227	12,250	—
Domestic manufacturing deduction	(401)	—	—
Investment write-off	—	1,678	—
Meals and entertainment	391	245	255
Prior year tax credits	—	—	(1,100)
Foreign	12	79	121
Current year tax credits	(1,442)	(1,138)	(780)
Other	626	(272)	103
State taxes	1,358	1,265	1,010

Total	$26,950	$20,023	$15,039

On July 7, 2005, we completed the acquisition of Ovion Inc. (see Notes to Consolidated Financial Statements No 2). Of the purchase price, $9.2 million was allocated to in-process research and development and expensed. Although this amount will be deductible for tax purposes, no deferred tax benefit is recorded as required by applicable accounting rules.
On July 15, 2004, we completed the acquisition of TherMatrx, Inc. (see Notes to Consolidated Financial Statements — No.2). Of the purchase price, $35.0 million was allocated to in-process research and development and expensed. This amount is not deductible for tax purposes, and no deferred tax benefit is recorded as required by applicable accounting rules.
During fiscal 2005, we recognized the U.S. tax benefits related to the tax deduction on qualified domestic production activities provided through the Domestic Manufacturing Deduction made available pursuant to the American Jobs Creation Act of 2004. The tax deduction for qualified production activities provides for a permanent deduction equal to nine percent (when fully phased-in) of the lesser of qualified production activities income or taxable income. During 2005, the applicable percentage is three percent, resulting in a $0.4 million reduction in income tax expense.
During the fourth quarter of 2004, we recognized a $4.5 million write-off of an equity investment in InjecTx, a 1999 investment in a company focused on the development of ethanol ablation systems for prostate treatments. This created a capital loss carryforward which, for tax purposes, can only be utilized to offset future capital gains. This capital loss carryforward will expire in 5 years. A valuation allowance of $1.7 million for this capital loss carryforward has been established at January 1, 2005 and December 31, 2005, as the likelihood of generating future capital gains to offset this capital loss carryforward is not certain.

During the third quarter of 2003, we applied for and recognized the U.S. tax benefits related to research and development tax credits and extraterritorial income exclusion for the years 1999 through 2002. This resulted in a $1.1 million reduction to 2003 tax expense. Annual research and development and extraterritorial income exclusion tax credits were reflected in income tax expense for fiscal years 2004 and 2003 of $1.1 million and $0.8 million respectively.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income tax assets and liabilities at the end of 2005 and 2004 are as follows (in thousands):

	2005	2004

Deferred tax assets:
Federal net operating loss carryforwards	$13,021	$14,873
Intellectual property	6,733	7,537
Other, primarily allowances	2,706	2,424
Capital loss carryforwards	1,710	1,710
Post retirement benefit liability	1,170	1,449
Foreign net operating loss carryforwards	1,677	1,213
Workforce and patents	1,162	1,003
Compensation accruals	805	776
Accrued warranty expenses	597	554
Foreign	416	298
Acquisition assets	—	222
Valuation allowance	(2,974)	(2,647)

Total deferred tax assets	27,023	29,412
Deferred tax liabilities:
Acquisition step-up	10,389	12,406
Goodwill	7,208	6,375
Acquired technology	1,388	1,405
Currency translation adjustment	—	789
Prepaid insurance and other	731	671

Total deferred tax liabilities	19,716	21,646

Net deferred tax asset	$7,307	$7,766

On December 31, 2005, we had foreign tax loss carryforwards of approximately $4.9 million with no expiration. Realization of the future tax benefits related to the net deferred tax assets is dependent on many factors, including the ability to generate taxable income in the related jurisdiction. A valuation allowance of $1.3 million has been established, of which $0.7 million relates to an acquisition and $0.6 million to operations. Upon reversal, this $0.7 million will be allocated to goodwill and the remainder will benefit operations. This amount represents the approximate amount by which the net operating losses are projected to exceed future income in that foreign jurisdiction. We believe that future taxable income will be sufficient to realize the remaining recorded asset.
We have a U.S. federal tax loss carryforward of approximately $41.8 million of which $3.6 million is unrealizable under IRC Section 382 with the remaining NOL expiring between 2012 and 2024. Management believes that future taxable income will be sufficient to realize these tax loss carryforwards and has established a deferred tax asset of $13.0 million.
During 2005, earn out payments of $95.2 million were accrued in connection with the 2004 acquisition of TherMatrx. Of this amount, $16.0 million is deductible for tax purposes as compensation-related expense. The entire tax asset on this deduction was utilized during 2005, resulting in a reduction to goodwill and a corresponding reduction to income taxes payable.

On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004. The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. We have assessed our position on repatriation of foreign earnings in 2005 and have determined not to repatriate any foreign earnings under these provisions.
As of December 31, 2005, undistributed earnings of international subsidiaries of approximately $3.2 million were considered to have been reinvested indefinitely and, accordingly, we have not provided U.S. taxes on such earnings.
14. Quarterly Financial Data (unaudited; in thousands, except per share data)

	2005				2004
	First	Second	Third	Fourth	First	Second	Third	Fourth
	13 weeks	13 weeks	13 weeks	13 weeks	13 weeks	13 weeks	13 weeks	13 weeks
Net sales	$62,145	$65,637	$61,738	$73,071	$47,313	$49,093	$52,326	$60,040
Gross profit	51,125	53,683	50,582	61,090	38,383	40,046	42,818	49,194
Operating income (loss)	17,252	18,168	6,609	22,667	12,369	12,951	(21,806)	15,906
Net income (loss)	11,243	12,007	1,415	14,610	8,027	8,429	(26,302)	6,726

Net income (loss) per share:
Basic	$0.17	$0.17	$0.02	$0.21	$0.12	$0.13	$(0.39)	$0.10
Diluted	$0.16	$0.17	$0.02	$0.20	$0.12	$0.12	$(0.39)	$0.10
We acquired Ovion Inc. during 2005 (see Notes to Consolidated Financial Statements — No.2). This acquisition resulted in an IPR&D charge of $9.2 million in the third quarter of 2005, resulting in a corresponding decrease to both operating income and net income. We acquired TherMatrx during 2004 (see Notes to Consolidated Financial Statements — No.2). This acquisition resulted in a one-time IPR&D charge of $35.0 million in the third quarter of 2004, resulting in a corresponding decrease to both operating income and net income. During the fourth quarter of 2004, we recognized an investment impairment loss of $4.5 million related to our equity ownership in InjecTx (see Notes to Consolidated Financial Statements — No. 5), resulting in a corresponding decrease to net income.
Quarterly and annual earnings per share are calculated independently based on the weighted average number of shares outstanding during the period.
Sales and operating results have varied and are expected to continue to vary significantly from quarter to quarter as a result of seasonal patterns, with the first and third quarters of each year typically having lower sales and the fourth quarter of each typically having the highest sales. In 2004, the acquisition of TherMatrx in the third quarter resulted in increased sales for that quarter, compared to prior year trends.
15. Supplemental Guarantor Information
AMS Holdings anticipates registering debt securities, including senior subordinated debt securities, that may be issued from time to time. The senior subordinated securities, when issued, are anticipated to be fully and unconditionally guaranteed by three of AMS Holdings’ domestic subsidiaries: American Medical Systems, Inc., AMS Sales Corporation and AMS Research Corporation (the “Guarantor Subsidiaries”). The following supplemental condensed consolidated financial information presents the balance sheets as of December 31, 2005 and January 1, 2005 and the statements of operations and cash flows for each of the three years ended December 31, 2005 for the Guarantor Subsidiaries as a group, and separately for the Company’s non-Guarantor Subsidiaries as a group. In the consolidating condensed financial statements, AMS Holdings and the Guarantor Subsidiaries account for their investments in their wholly-owned subsidiaries using the equity method.

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Balance Sheet
(In thousands)

	As of December 31, 2005
	AMS
	Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$1,567	$21,751	$7,567	$—	$30,885
Short term investments	—	15,304	201	—	15,505
Accounts receivable, including inter-company	226,421	37,152	11,921	(224,436)	51,058
Inventories, net	—	16,645	5,012	(3,466)	18,191
Other current assets	—	6,770	499	—	7,269

Total current assets	227,988	97,622	25,200	(227,902)	122,908

Property, plant and equipment, net	—	20,797	574	—	21,371
Goodwill, net	—	69,644	100,577	(521)	169,700
Intangibles, net	—	32,201	31,877	(23,500)	40,578
Deferred income taxes	—	1,451	2,659	—	4,110
Investment in subsidiaries	100,911	14,293	—	(115,204)	—
Investment in technology and other assets	—	24,222	130	(23,693)	659

Total assets	$328,899	$260,230	$161,017	$(390,820)	$359,326

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, including inter-company	$23,683	$136,201	$94,494	$(250,690)	$3,688
Accrued compensation expenses	—	10,105	1,375	—	11,480
Accrued warranty expense	—	1,618	—	—	1,618
Income taxes payable	—	1,970	657	(240)	2,387
Other accrued expenses	—	6,353	1,861	—	8,214
Contingent liability on acquisition	—	—	25,988	—	25,988

Total current liabilities	23,683	156,247	124,375	(250,930)	53,375

Non-current liabilities
Accumulated post retirement benefit obligation	—	3,072	—	—	3,072
Intercompany loans payable	—	—	22,349	(22,349)	—

Total non-current liabilities	—	3,072	22,349	(22,349)	3,072

Total liabilities	23,683	159,319	146,724	(273,279)	56,447

Stockholders’ equity
Common stock	695	—	9	(9)	695
Additional paid-in capital	227,284	1,689	130,031	(131,720)	227,284
Accumulated other comprehensive income	2,414	37	2,305	(2,342)	2,414
Retained earnings	74,823	99,185	(118,052)	16,530	72,486

Total stockholders’ equity	305,216	100,911	14,293	(117,541)	302,879

Total liabilities and stockholders’ equity	$328,899	$260,230	$161,017	$(390,820)	$359,326

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Balance Sheet
(In thousands)

	As of January 1, 2005
	AMS
	Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$1,305	$25,525	$8,859	$—	$35,689
Short term investments	—	14,892	587	—	15,479
Accounts receivable, including inter-company	209,541	32,450	13,279	(208,286)	46,984
Inventories, net	—	20,285	4,725	(3,291)	21,719
Other current assets	—	6,972	984	—	7,956

Total current assets	210,846	100,124	28,434	(211,577)	127,827

Property, plant and equipment, net	—	21,477	588	—	22,065
Goodwill, net	—	69,644	33,242	(521)	102,365
Intangibles, net	—	34,728	33,564	(23,500)	44,792
Deferred income taxes	—	—	3,541	(630)	2,911
Investment in subsidiaries	63,831	17,700	—	(81,531)	—
Investment in technology and other assets	—	24,132	270	(23,812)	590

Total assets	$274,677	$267,805	$99,639	$(341,571)	$300,550

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, including inter-company	$23,601	$183,252	$31,563	$(234,179)	$4,237
Accrued compensation expenses	—	8,839	1,944	—	10,783
Accrued warranty expense	—	1,399	52	—	1,451
Income taxes payable	—	661	3,547	(1,226)	2,982
Other accrued expenses	—	6,697	2,138	—	8,835
Contingent liability on acquisition	—	—	19,964	—	19,964

Total current liabilities	23,601	200,848	59,208	(235,405)	48,252

Non-current liabilities
Accumulated post retirement benefit obligation	—	3,126	—	—	3,126
Intercompany loans payable	—	—	22,731	(22,731)	—

Total non-current liabilities	—	3,126	22,731	(22,731)	3,126

Total liabilities	23,601	203,974	81,939	(258,136)	51,378

Stockholders’ equity
Common stock	675	—	9	(9)	675
Additional paid-in capital	210,163	3,369	120,268	(123,637)	210,163
Accumulated other comprehensive income	5,123	981	4,411	(5,392)	5,123
Retained earnings	35,115	59,481	(106,988)	45,603	33,211

Total stockholders’ equity	251,076	63,831	17,700	(83,435)	249,172

Total liabilities and stockholders’ equity	$274,677	$267,805	$99,639	$(341,571)	$300,550

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Statement of Operations
(In thousands)

	Year Ended December 31, 2005
	AMS Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales	$—	$242,827	$49,510	$(29,746)	$262,591

Cost of sales	—	46,993	28,349	(29,230)	46,111

Gross profit	—	195,834	21,161	(516)	216,480

Operating expenses
Marketing and selling		72,130	19,871	—	92,001
Research and development		20,966	—	—	20,966
In-process research and development			9,220		9,220
General and administrative		21,733	(20)		21,713
Amortization of intangibles		4,147	3,737		7,884

Total operating expenses	—	118,976	32,808	—	151,784

Operating income (loss)	—	76,858	(11,647)	(516)	64,696
Other income (expense)

Royalty income		1,929	—	—	1,929
Interest income		1,613	53	(421)	1,246
Interest expense		(217)	(421)	421	(217)
Other income (expense)		(1,228)	(49)	(152)	(1,429)

Total other income (expense)	—	2,097	(417)	(152)	1,529

Income (loss) before income taxes	—	78,955	(12,063)	(668)	66,225

Provision for income taxes		28,187	(999)	(238)	26,950
Equity in earnings (loss) of subsidiary	39,704	(11,064)		(28,640)	—

Net income (loss)	$39,704	$39,704	$(11,064)	$(29,069)	$39,275

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Statement of Operations
(In thousands)

	Year Ended January 1, 2005
	AMS Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales	$—	$186,491	$43,524	$(21,243)	$208,772

Cost of sales	—	35,745	22,209	(19,623)	38,331

Gross profit	—	150,746	21,315	(1,620)	170,441

Operating expenses
Marketing and selling		57,073	15,837		72,910
Research and development		15,505	281		15,786
In-process research and development			35,000		35,000
General and administrative		20,261	1,356		21,617
Amortization of intangibles		3,776	1,932		5,708

Total operating expenses	—	96,615	54,406	—	151,021

Operating income (loss)	—	54,131	(33,091)	(1,620)	19,420

Other income (expense)
Royalty income		2,079			2,079
Interest income		793	46	(322)	517
Interest expense		(783)	(322)	322	(783)
Investment impairment		(4,500)			(4,500)
Other income (expense)		(12)	112	70	170

Total other income (expense)	—	(2,423)	(164)	70	(2,517)

Income (loss) before income taxes	—	51,708	(33,255)	(1,550)	16,903

Provision for income taxes		19,949	672	(598)	20,023
Equity in (loss) earnings of subsidiary	(2,168)	(33,927)		36,095	—

Net income (loss)	$(2,168)	$(2,168)	$(33,927)	$35,143	$(3,120)

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Statement of Operations
(In thousands)

	Year Ended January 3, 2004
	AMS Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales	$—	$151,008	$30,353	$(13,078)	$168,283

Cost of sales	—	25,626	15,102	(13,375)	27,353

Gross profit	—	125,382	15,251	297	140,930

Operating expenses
Marketing and selling		49,862	13,245		63,107
Research and development		13,963	961		14,924
In-process research and development		—	—		—
General and administrative		15,950	1,149		17,099
Amortization of intangibles		3,622	538		4,160

Total operating expenses	—	83,397	15,893	—	99,290

Operating income (loss)	—	41,985	(642)	297	41,640

Other income (expense)
Royalty income		2,797			2,797
Interest income		660		(184)	476
Interest expense		(1,846)	(166)	184	(1,828)
Other income (expense)		989	15		1,004

Total other income (expense)	—	2,600	(151)	—	2,449

Income (loss) before income taxes	—	44,585	(793)	297	44,089

Provision for income taxes		15,208	(270)	101	15,039
Equity in earnings (loss) of subsidiary	28,854	(523)		(28,331)	—

Net income (loss)	$28,854	$28,854	$(523)	$(28,135)	$29,050

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Statement of Cash Flows
(In thousands)

	Fiscal Year Ended December 31, 2005
	AMS Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(11,277)	$84,491	$(1,634)	$—	$71,580

Cash flows from investing activities
Purchase of property, plant and equipment		(5,099)	(11)		(5,110)
Purchase of business, net of cash acquired		(81,516)			(81,516)
Purchase of investments in technology		(1,620)			(1,620)
Purchase of short term investments		(33,754)	(20)		(33,774)
Sale of short term investments		33,342	401		33,743

Net cash (used in) provided by investing activities	—	(88,647)	370	—	(88,277)

Cash flows from financing activities
Issuance of common stock	11,539				11,539
Intercompany notes		382	(382)		—

Net cash used in (provided by) financing activities	11,539	382	(382)	—	11,539

Effect of exchange rates on cash			354		354

Net (decrease) increase in cash and cash equivalents	262	(3,774)	(1,292)	—	(4,804)

Cash and cash equivalents at beginning of period	1,305	25,525	8,859	—	35,689

Cash and cash equivalents at end of period	$1,567	$21,751	$7,567	$—	$30,885

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Statement of Cash Flows
(In thousands)

	Fiscal Year Ended January 1, 2005
	AMS Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(5,183)	$57,907	$(3,531)	$—	$49,193

Cash flows from investing activities					—
Purchase of property, plant and equipment		(3,383)	(303)		(3,686)
Purchase of business, net of cash acquired		(39,418)			(39,418)
Purchase of investments in technology		(2,500)			(2,500)
Purchase of short term investments		(19,633)			(19,633)
Sale of short term investments		4,154			4,154

Net cash (used in) investing activities	—	(60,780)	(303)	—	(61,083)

Cash flows from financing activities
Issuance of common stock	6,066				6,066
Intercompany notes		(5,583)	5,583		—
Payments on long-term debt		(16,364)			(16,364)

Net cash used in (provided by) financing activities	6,066	(21,947)	5,583	—	(10,298)

Effect of exchange rates on cash			(1,076)		(1,076)

Net (decrease) increase in cash and cash equivalents	883	(24,820)	673	—	(23,264)

Cash and cash equivalents at beginning of period	422	50,345	8,186	—	58,953

Cash and cash equivalents at end of period	$1,305	$25,525	$8,859	$—	$35,689

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Statement of Cash Flows
(In thousands)

	Fiscal Year Ended January 1, 2004
	AMS Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(2,311)	$31,999	$4,448	$—	$34,136

Cash flows from investing activities					—
Purchase of property, plant and equipment		(5,830)	(620)		(6,450)
Purchase of business, net of cash acquired		(44,135)			(44,135)

Net cash (used in) investing activities	—	(49,965)	(620)	—	(50,585)

Cash flows from financing activities
Issuance of common stock	2,689				2,689
Intercompany notes		(264)	264		—
Payments on long-term debt		(7,636)			(7,636)

Net cash used in (provided by) financing activities	2,689	(7,900)	264	—	(4,947)

Effect of exchange rates on cash			920		920

Net (decrease) increase in cash and cash equivalents	378	(25,866)	5,012	—	(20,476)

Cash and cash equivalents at beginning of period	44	76,211	3,174	—	79,429

Cash and cash equivalents at end of period	$422	$50,345	$8,186	$—	$58,953

Unaudited Quarterly Financial Statements
American Medical Systems Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	April 1, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$26,801	$30,885
Short term investments	15,593	15,505
Accounts receivable, net	52,108	51,058
Inventories, net	17,065	18,191
Deferred income taxes	3,202	3,197
Other current assets	3,700	4,072

Total current assets	118,469	122,908
Property, plant and equipment, net	23,655	21,371
Goodwill, net	169,861	169,700
Intangibles, net	38,737	40,578
Deferred income taxes	4,072	4,110
Investment in technology and other assets	695	659

Total assets	$355,489	$359,326

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,921	$3,688
Accrued compensation expenses	10,006	11,480
Accrued warranty expense	1,697	1,618
Income taxes payable	4,950	2,387
Other accrued expenses	8,547	8,214
Contingent liability on acquisition	—	25,988

Total current liabilities	32,121	53,375

Accumulated post retirement benefit obligation	3,072	3,072

Total liabilities	35,193	56,447

Stockholders’ equity
Common stock, par value $.01 per share; authorized 200,000,000 shares; issued and outstanding:
69,773,928 shares at April 1, 2006 and 69,525,169 shares at December 31, 2005	698	695
Additional paid-in capital	232,947	227,284
Accumulated other comprehensive income	2,693	2,414
Retained earnings	83,958	72,486

Total stockholders’ equity	320,296	302,879

Total liabilities and stockholders’ equity	$355,489	$359,326

The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 1, 2006	April 2, 2005
Net sales	$73,624	$62,145
Cost of sales (a)	11,730	11,020

Gross profit	61,894	51,125

Operating expenses
Marketing and selling (a)	27,814	21,656
Research and development (a)	7,782	4,638
General and administrative (a)	6,494	5,789
Amortization of intangibles	1,841	1,790

Total operating expenses	43,931	33,873

Operating income	17,963	17,252

Other income (expense)
Royalty income	453	478
Interest income	322	274
Interest expense	(96)	(55)
Other expense	(146)	(463)

Total other income	533	234

Income before income taxes	18,496	17,486

Provision for income taxes	7,024	6,243

Net income	$11,472	$11,243

Net income per share
Basic	$0.16	$0.17
Diluted	$0.16	$0.16

Weighted average common shares used in calculation
Basic	69,679	67,898
Diluted	72,040	71,250

(a) These line items include stock-based compensation of:

Cost of sales	$45	$—
Marketing and selling	874	—
Research and development	500	—
General and administrative	1,178	—

Stock-based compensation expense	$2,597	$—

The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flow
(In thousands)
(Unaudited)

	Three Months Ended
	April 1, 2006	April 2, 2005
Cash flows from operating activities
Net income	$11,472	$11,243

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	823	1,515
Loss on asset disposals	322	25
Amortization of intangibles, including deferred financing costs	1,841	1,790
Excess tax benefit from share based payment arrangements	(279)
Tax benefit on exercised stock option arrangements	681	2,355
Change in net deferred income taxes	32	1,089
Stock based compensation	2,699	—

Changes in operating assets and liabilities
Accounts receivable	(874)	(805)
Inventories	1,125	510
Accounts payable and accrued expenses	2,712	1,373
Other assets	336	(538)

Net cash provided by operating activities	20,890	18,557

Cash flows from investing activities
Purchase of property, plant and equipment	(3,419)	(1,421)
Purchase of business	(23,986)	(1,450)
Purchase of license agreement	—	(750)
Purchase of short term investments	(100)	(2,600)
Sale of short term investments	14	5,728

Net cash used in investing activities	(27,491)	(493)

Cash flows from financing activities
Issuance of common stock	2,285	3,822
Excess tax benefit from share based payment arrangements	279	—

Net cash provided by financing activities	2,564	3,822

Effect of currency exchange rates on cash	(47)	558

Net increase (decrease) in cash and cash equivalents	(4,084)	22,444

Cash and cash equivalents at beginning of period	30,885	35,689

Cash and cash equivalents at end of period	$26,801	$58,133

Supplemental disclosure
Cash paid for interest	$96	$—
Cash paid for taxes	$3,778	$2,415
The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIOD ENDED APRIL 1, 2006
(Unaudited)
NOTE 1. Basis of Presentation
We have prepared the consolidated financial statements included in this Form 10-Q without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations. The year-end balance sheet was derived from audited financial statements, but does not include all disclosures required by U.S. generally accepted accounting principles. These unaudited consolidated interim financial statements should be read in conjunction with our consolidated financial statements and related notes included in its Annual Report on Form 10-K for fiscal 2005. All amounts presented in tables are in thousands, except per share data.
These statements reflect, in management’s opinion, all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of the financial position and the results of operations and cash flows for the periods presented. The results of operations for any interim period may not be indicative of results for the full year.
We have a 52 or 53 week fiscal year ending on the Saturday nearest December 31. Accordingly, the first fiscal quarter of 2006 and 2005 are represented by the three month periods ended on April 1, 2006 and April 2, 2005, respectively.
NOTE 2. Stock-Based Compensation
Adoption of SFAS 123(R)
At April 1, 2006 we have one active stock-based employee compensation plan under which new awards may be granted. Awards may include incentive stock options, non-qualified option grants or restricted stock. Prior to January 1, 2006, we accounted for this plan under the recognition and measurement principles of APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. No stock-based employee compensation cost was recognized in the Statement of Operations prior to January 1, 2006, as all options granted under those plans had an exercise price equal to the market price of the underlying stock on the date of the grant.
Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123(R), Share-Based Payment, using the modified prospective transition method. Under that transition method, compensation cost recognized in the period ended April 1, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated.
As a result of adopting SFAS 123(R) on January 1, 2006, our income before income taxes and net income for the quarter ended April 1, 2006, are $2.6 million and $1.9 million lower, respectively, than if we had continued to account for share-based compensation under APB Opinion 25. Compensation cost capitalized as part of inventory for the quarter was $0.1 million. The $2.6 million in compensation costs related to share based payments during first quarter 2006 related to stock option awards, with immaterial charges relating to restricted stock awards and the Employee Stock Purchase Plan. The total income tax benefit recognized in our statement of operations for share-based compensation arrangements was $0.7 million for the quarter ended April 1, 2006. Basic and diluted earnings per share for the quarter ended

April 1, 2006 would both have been $0.03 higher had we not adopted SFAS 123(R), compared to reported basic and diluted earnings per share of $0.16 with the adoption of SFAS 123(R).
Prior to the adoption of SFAS 123(R), we presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in our statement of cash flows. SFAS 123(R) requires the cash flows resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The $0.3 million excess tax benefit classified as a financing cash inflow would have been classified as an operating cash inflow had we not adopted SFAS 123(R). Comparable amounts for the period ending April 2, 2005 have not been reclassified in our statement of cash flows.
Prior to January 1, 2006, we accounted for our stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25 and related interpretations. The following table illustrates the effect on net income and earnings per share had we applied the fair value recognition provision of SFAS 123 to options granted under our stock option plans in the same quarter of the prior year. For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes-Merton option pricing formula and is amortized to expense over the options’ vesting periods.

Three Months Ended
(in thousands, except per share data)	April 2, 2005

Net income, as reported	$11,243

Total stock-based employee compensation expense determined under fair-value based method for all awards, net of tax	(1,479)

Pro forma net income	$9,764

Net income per share
As reported Basic	$0.17
Diluted	$0.16

Pro forma
Basic	$0.14
Diluted	$0.14
Our 2005 Employee Stock Option Plan (2005 Plan), which replaced our 2000 Employee Stock Option Plan, permits the grant of share options and shares to our employees, consultants and directors of up to 6,600,000 shares of common stock, plus the number of shares subject to outstanding options under our 2000 Plan as of May 5, 2005. We have granted options to purchase an aggregate of 16,556,404 shares (net of cancellations) under both plans and 4,980,326 shares remain available for future option grants under our 2005 Plan.
Options granted under the plans generally become exercisable for twenty-five percent of the shares on the first anniversary date of the grant and 6.25 percent at the end of each quarter thereafter. Options are granted with an exercise price equal to the fair market value of the common stock on the date of the grant.
Options granted under our 2000 Plan generally have a stated expiration, if not exercised, ten years after the date of grant. Options granted under our 2005 Plan generally have a stated expiration, if not exercised, seven years after the date of grant. No modifications were made to outstanding stock options granted prior to our adoption of SFAS 123(R).
Restricted Stock
Restricted stock awards are granted to employees under the 2005 Stock Plan upon hire or based on performance criteria established by management. Restricted stock awards are independent of stock option awards and are subject to forfeiture if employment terminates prior to the release of the restrictions. We grant restricted stock which vests over either a three or four year period. During the vesting period, ownership of the shares cannot be transferred. Restricted stock is considered issued and outstanding at the grant date and has the same dividend and voting rights as other common stock. We recognize compensation expense for the fair value of the restricted stock grants issued based on the closing stock price on the date of grant. The plan does not designate the specific number of shares available for restricted stock grants, as these are issued from the full pool of shares available under the 2005 Stock Incentive Plan. The option pool is reduced by two shares for each restricted share granted. A total of 20,000 shares of restricted stock grants were issued in first quarter 2006 at a weighted average grant date fair value of $21.66 per share.
Employee Stock Purchase Plan
We have an Employee Stock Purchase Plan (ESPP) which allows employees to elect, in advance of each calendar quarter, to contribute up to 10 percent of their compensation, subject to certain limitations, to purchase shares of common stock at the lower of 85 percent of the fair market value on the first or last day of each quarter. Compensation expense recognized on shares issued under our ESPP is based on the value to the employee realized after the 15 percent discount is applied to the stock price. The plan was amended in May 2005 to increase the number of shares reserved under the plan from 600,000 to 1,000,000 common shares. Shares issued under the plan through April 1, 2006 total 534,564, with a balance available to be issued of 465,436.
Activity under our 2005 plan during the quarter was as follows:

		Weighted average
	Options	exercise price
	outstanding	per share
Balance at December 31, 2005	7,950,650	$11.97
Granted	594,550	$20.65
Exercised	(240,065)	$8.51
Cancelled or expired	(88,591)	$15.62

Balance at April 1, 2006	8,216,544	$12.69

An aggregate of 4,637,709 stock options were exercisable at April 1, 2006. Exercise prices and weighted average remaining contractual life for options outstanding at the end of this quarter, excluding estimated forfeitures, are summarized as follows:

	Options Outstanding			Options Exercisable
		Weighted avg	Weighted avg		Weighted average
	Number	remaining	exercise	Number	exercise
Range of exercise prices	of shares	contractual life	price	of shares	price

$.83 - $8.00	2,091,952	4.5 years	$3.84	1,952,874	$3.55
$8.03 - $14.43	2,225,982	6.8 years	$10.71	1,698,652	$10.32
$14.81 - $19.69	2,478,140	7.6 years	$17.38	825,844	$16.81
$19.72 - $21.67	1,420,470	7.4 years	$20.63	160,339	$20.25

Total	8,216,544	6.5 years	$12.69	4,637,709	$8.97

The total intrinsic value of options exercised during the first quarter 2006 was $4.6 million. The total intrinsic value of options outstanding and exercisable at April 1, 2006 was $80.6 million and $62.8 million, respectively. The total intrinsic value at April 1, 2006 is based on our closing stock price on the last trading day of the quarter for in-the-money options.
The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton valuation model, incorporating key assumptions on volatility and expected option lives based on our analysis of historical indicators. Forfeitures are estimated based on historical indicators. We adopted the straight-line method of expense attribution that results in a straight-line amortization of the compensation expense over the vesting period for all options. The following table provides the weighted average fair value of options granted to employees and the related assumptions used in the Black-Scholes model:

	Quarter Ended	Quarter Ended
	April 1, 2006	April 2, 2005
Fair value of options granted	$8.03	$8.40
Risk free interest rate	4.54%	4.08%
Expected dividend rate	0.00%	0.00%
Stock price volatility	35.52%	38.53%
Expected life of option	4.7 years	6.5 years
Expected life: We analyze historical employee exercise and termination data to estimate the expected life assumption. We believe that historical data currently represents the best estimate of the expected life of a new employee option. For determining the fair value of options under SFAS No. 123(R), we use different expected lives for the general employee population in the United States, employees in international offices and for officers and directors. In preparing to adopt SFAS No. 123(R), we examined its historical pattern of option exercises to determine if there was a discernable pattern as to how different classes of employees exercised their options. Our analysis showed that officers and directors hold their stock options for a longer period of time before exercising compared to the rest of the employee population and that United States employees hold their stock options for a longer period of time before exercising as compared to international employees. Prior to adopting SFAS No. 123(R), we estimate the expected life of options by evaluating the option exercise behavior of the grantee population as a whole.
Expected volatility: The Company estimates the volatility of its common stock by using the historical volatility over the expected life of the applicable option. We made the decision to use historical volatility due to the limited availability of actively trade options for our common stock from which to derive implied volatility. Prior to adopting SFAS No. 123(R), we used historical volatility to determine expected volatility.
Risk-free rate of return: The rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a term similar to the expected life of the options.
Dividend yield: We have not paid dividends in the past and do not anticipate paying any cash dividends in the foreseeable future, therefore a dividend yield of zero is assumed.
As of April 1, 2006, we had $24.0 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements granted under our 2005 Plan. We expect that cost to be recognized over a weighted average period of 1.4 years. This amount will vary each reporting period based on changes in the probability of attaining the goal. The total fair value of shares vested during the quarter ended April 1, 2006 was $2.7 million.
During the quarter ended April 1, 2006, stock options were exercised to acquire 223,065 shares. Cash received upon exercise was $1.9 million. The tax benefit realized upon exercise of $0.7 million. Shares purchased under the employee stock purchase plan were 25,694 during the quarter.

NOTE 3. Earnings per Share
The following table presents information necessary to calculate basic and diluted net income per common share and common share equivalents.

	Three Months Ended
(in thousands, except per share data)	April 1, 2006	April 2, 2005

Net income	$11,472	$11,243

Weightedaverage shares outstanding for basic net income per share	69,679	67,898
Dilutive effect of stock options	2,361	3,352

Adjusted weightedaverage shares outstanding and assumed conversions for diluted net income per share	72,040	71,250

Net income per share
Basic	$0.16	$0.17
Diluted	$0.16	$0.16
During the first fiscal quarters of 2006 and 2005, we had 2,741,671 and 506,316 shares, respectively, of outstanding stock options excluded from the diluted earnings per share computation because the impact would have been anti-dilutive.
NOTE 4. Inventories
Inventories consist of the following:

(in thousands)	April 1, 2006	December 31, 2005

Raw materials	$4,031	$4,252
Work in process	3,020	2,394
Finished goods	12,032	12,862
Obsolescence reserve	(2,018)	(1,317)

Net inventories	$17,065	$18,191

NOTE 5. Warranties
Many of our products are sold with warranty coverage for periods ranging from one year up to the patient’s lifetime. The warranty allowance is our estimate of the expected future cost of honoring current warranty obligations. Factors influencing this estimate include historical claim rates, surgical infection rates, changes in product performance, the frequency of use of a prosthetic implant by the patient, patients’ performance expectations and changes in the terms of our policies. Changes in the warranty balance during the first quarters of fiscal 2006 and 2005 are listed below:

	Three Months Ended
(in thousands)	April 1, 2006	April 2, 2005

Balance, beginning of period	$1,618	$1,451
Provisions for warranty	161	77
Claims processed	(82)	(61)

Balance, end of period	$1,697	$1,467

NOTE 6. Acquisitions
TherMatrx, Inc.
On July 15, 2004, we acquired TherMatrx, Inc. and the former shareholders of TherMatrx were paid cash consideration of $40.0 million. We used cash on hand to make the initial payment and the $1.5 million of acquisition related costs.
In addition to the initial closing payment, we were required to make contingent payments based on the net product revenues attributable to sales of the TherMatrx dose optimized thermotherapy product. These contingent payments equal four times the aggregate sales of products over the period which began on July 5, 2004 and ended on December 31, 2005, minus $40.0 million. These contingent payments have been accounted for as goodwill. Since the time of acquisition, earnout payments of $96.0 million have been accrued, of which $24.0 million was paid during the first quarter 2006. In accordance with the purchase agreement, a final adjustment payment will be made in third quarter 2006 for cash collected on open receivables at the end of the earnout period.
The primary purpose of the TherMatrx acquisition was to gain access to their product for the treatment of BPH. The primary advantage of the TherMatrx treatment over other BPH treatments is the comfort level for the patient and its appropriateness for the office setting.
The purchase price, including earnout payments accrued, is currently allocated as follows:

(in thousands)	Amount

Developed technology and other intangible assets	$26,000
Customer relationships	5,000
In-process research and development	35,000
Tangible assets acquired, net of liabilities assumed	5,721
Deferred tax liability on assets acquired	(7,763)
Goodwill	69,142

Purchase price, including earned contingent payments, net of cash acquired, accrued through April 1, 2006	$133,100

The determination of the portion of the purchase price allocated to developed technology and other intangible assets, customer relationships and in-process research and development was based on our forecasted cash inflows and outflows and using an excess earnings method to calculate the fair value of assets purchased. We are responsible for these estimated values, and considered other factors including an independent valuation of our assumptions. The developed technology and other intangible assets and customer relationships are being amortized over the estimated product lifecycle of 10 years, with this expense reflected as part of the amortization of intangibles line on the Consolidated Statement of Operations. In accordance with purchase accounting rules, the acquired in-process research and development of $35.0 million was expensed in our third fiscal quarter of 2004 with no related income tax benefit. Tangible assets acquired, net of liabilities assumed, were stated at fair value at the date of acquisition based on management’s assessment. We recorded a contingent liability at the time of acquisition because the net assets acquired were in excess of the initial purchase price.
Our consolidated financial statements for the quarters ended April 1, 2006 and April 2, 2005 include the financial results of the combined companies for the full periods.
Ovion
On July 7, 2005, we acquired Ovion Inc., a development stage company focused on the design of a minimally invasive permanent birth control implant for women. The primary purpose of the Ovion acquisition was to gain access to this technology for delivering implants in an office-based procedure. The former Ovion shareholders received initial cash consideration of $9.8 million, after adjustments made at closing for payment of outstanding liabilities of Ovion at the time of closing. We deposited $1.0 million of this initial consideration in escrow to be held for 12 months after closing of the merger to cover certain contingencies, and the balance was distributed to former Ovion shareholders. We also incurred $0.9 million of acquisition related costs through April 1, 2006. We used cash on hand to make these initial payments, net of acquired cash on hand at closing of $0.3 million.
In addition to the initial closing payment, we will make contingent payments of up to $20.0 million if certain clinical and regulatory milestones are completed. Earnout payments equal to one time net sales of Ovion’s products for the 12-month period beginning on the later of (i) our first fiscal quarter commencing six months after approval from the U.S. Food and Drug Administration to market the Ovion™ product for female sterilization or (ii) January 1, 2008. The contingent payments and earnout payments are subject to certain rights of offset. The founders of Ovion will also receive a royalty equal to two percent of net sales of products that are covered by the Ovion patents, the founders’ initial technology contribution to Ovion.
The initial purchase price is currently allocated as follows:

(in thousands)	Amount

In-process research and development (including $0.7 million in acquisition costs)	$9,220
Intangible royalty agreement (including $0.2 million in acquisition costs)	2,050
Liabilities assumed, net of tangible assets acquired	(732)
Deferred tax liability on assets acquired	(131)

Initial purchase price, net of cash acquired	$10,407

The purchase price allocation was made on a relative fair value basis with no amounts allocated to goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Future contingent payments will be allocated to in-process research and development and the intangible royalty agreement on a relative fair value basis. Amounts allocated to the intangible royalty agreement will not exceed that amount which would generate an impairment charge. The royalty agreement is being amortized over the remaining life of the agreement, which is 8.25 years, with this expense reflected as part of the amortization of intangibles line on the Consolidated Statement of Operations. In accordance with purchase accounting rules, the acquired in-process research and development of $9.2 million was expensed in the quarter incurred with no related income tax benefit. Liabilities assumed, net of tangible assets acquired, were stated at fair value at the date of acquisition based on management’s assessment.
As Ovion was a development-stage company with no revenues reported as of the acquisition date, proforma financial statements are not included.
NOTE 7. Comprehensive Income
Comprehensive income is net income adjusted for changes in the value of derivative financial instruments, unrealized gains and losses on marketable securities, and foreign currency translation.
Comprehensive income for first quarters of fiscal 2006 and 2005 was:

	Three Months Ended
(in thousands)	April 1, 2006	April 2, 2005

Net income	$11,472	$11,243
Foreign currency translation (loss), net of taxes	(279)	(946)

Comprehensive income	$11,193	$10,297

NOTE 8. Industry Segment Information and Foreign Operations
Since our inception, we have operated in the single industry segment of developing, manufacturing, and marketing medical devices.

We distribute products through our direct sales force and independent sales representatives in the United States, Canada, Australia, Brazil and Western Europe. Additionally, we distribute products through foreign independent distributors, primarily in Europe, Asia and South America, who then sell the products to medical institutions. No customer or distributor accounted for five percent or more of net sales during the first fiscal quarters of 2006 or 2005. Foreign subsidiary sales are to customers in Western Europe, Australia, Canada and Brazil and our foreign subsidiary assets are located in the same countries.
The following table presents net sales and long-lived assets (excluding deferred taxes) by geographical territory. No individual foreign country’s net sales or long-lived assets are material.

	Three Months Ended
(in thousands)	April 1, 2006	April 2, 2005

United States
Net sales	$56,999	$48,333
Long-lived assets	$218,485	$154,187

International
Net sales	$16,625	$13,812
Long-lived assets	$14,463	$15,439
NOTE 9. Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for the three month period ending April 1, 2006 were:

Three Months Ended
(in thousands)	April 1, 2006

Goodwill, beginning of the year, net	$169,700
Additions	—
Effect of currency translation	161

Goodwill, end of first quarter, net	$169,861

The following table provides additional information concerning intangible assets:

	April 1, 2006			December 31, 2005
	Gross carrying	Accumulated	Net book	Gross carrying	Accumulated	Net book
(in thousands)	amount	amortization	value	amount	amortization	value

Amortized
Patents	$10,127	$(7,990)	$2,137	$10,127	$(7,708)	$2,419
Licenses	6,911	(4,359)	2,552	6,911	(3,847)	3,064
Developed technology	48,853	(18,438)	30,415	48,853	(17,454)	31,399
Non-compete agreements	2,050	(188)	1,862	2,050	(125)	1,925

Total amortized intangible assets	67,941	(30,975)	36,966	67,941	(29,134)	38,807

Unamortized
Trademarks	2,233	(462)	1,771	2,233	(462)	1,771

Total intangible assets	$70,174	$(31,437)	$38,737	$70,174	$(29,596)	$40,578

	Three Months Ended
(in thousands)	April 1, 2006	April 2, 2005

Amortization expense	$1,841	$1,790
The estimated amortization expense for currently-owned intangibles, as presented above, for the years 2006 through 2010 is $6.7 million, $4.9 million, $5.0 million, $4.8 million and $4.1 million, respectively.

NOTE 10. Credit Agreement
On January 20, 2005, we entered into a credit agreement. The credit agreement provides for a $150.0 million senior unsecured five year revolving credit facility (U.S. dollars only), with a $20.0 million sub-limit for the issuance of standby and commercial letters of credit, and a $10.0 million sub-limit for swing line loans. At our option, any loan under the credit agreement (other than swing line loans) bears interest at a variable rate based on LIBOR or an alternative variable rate based on either prime rate or the federal funds effective rate, in each case plus a basis point spread determined by reference to our leverage ratio. The credit agreement also contains a commitment fee which bears a rate determined by reference to our leverage ratio. At our election, the aggregate maximum principal amount available under the credit agreement may be increased by an amount up to $60.0 million. Funds are available for working capital and other lawful purposes, including permitted acquisitions. As of April 1, 2006, there were no borrowings outstanding under the credit agreement. Refer to Notes to Consolidated Financial Statements – No. 12 for a description of borrowings on the credit agreement which occurred after the close of first quarter 2006.
The credit agreement contains standard affirmative and negative covenants, including two financial covenants that require we maintain a leverage ratio of not greater than 2.75 to 1.00 and an interest coverage ratio of not less than 3.00 to 1.00. The covenants also restrict: (a) the making of investments, the payment of dividends and other payments with respect to capital, the disposition of material assets other than in the ordinary course of business and mergers and acquisitions if such actions would cause our leverage ratio to be greater than 2.50 to 1.00, (b) transactions with affiliates unless such transactions are completed in the ordinary course of business and upon fair and reasonable terms, (c) the incurrence of liens and (d) substantial changes in the nature of our business. The credit agreement also contains customary events of default, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and involuntary proceedings, monetary judgment defaults in excess of specified amounts, cross-defaults to certain other agreements, change of control, and ERISA defaults.
NOTE 11. Contingencies
On March 15, 2006, we received a demand for arbitration by Robert A. Knarr, as shareholder representative, on behalf of the former shareholders of Cryogen, Inc. On December 30, 2002, we acquired Cryogen, Inc. pursuant to the Agreement and Plan of Merger, dated as of December 13, 2002, as amended, among our wholly-owned subsidiary, American Medical Systems, Inc., Cryogen, Inc. and Robert A. Knarr, as shareholders’ representative. The arbitration demand alleges that we breached the merger agreement by, among other things, failing to use commercially reasonable efforts to promote, market and sell the Her Option® system and by acting in bad faith and thereby negatively impacting the former Cryogen shareholders’ right to an earnout payment under the merger agreement. The arbitration demand requests damages of the $110.0 million maximum earnout payment under the merger agreement. We believe Mr. Knarr’s claim is completely without merit, and we responded to the arbitration demand on March 30, 2006. In addition, on April 28, 2006, we filed a complaint in U.S. District Court for the District of Minnesota naming Mr. Knarr, certain former officers, directors and employees of Cryogen and JHK Investments LLC, a former Cryogen shareholder, as defendants, alleging that such defendants fraudulently misrepresented material facts regarding Cryogen, primarily related to reimbursement of Her Option at the time of the acquisition.
NOTE 12. Subsequent Events
BioControl Medical, Ltd.
On April 26, 2006, we completed the acquisition of assets from BioControl Medical, Ltd., an Israeli company focused on the development of medical devices for the application of implantable electrical stimulation technology. We acquired an exclusive license for the use of the technology in urology, gynecology and other pelvic health applications. The purchase price is comprised of an initial payment of $25.0 million, milestone payments for relevant accomplishments through and including FDA approval of the product of $25.0 million, and royalties over the first ten years of the related license agreement. We deposited $2.5 million of the initial payment in escrow to cover certain contingencies over the period of the agreement.
We used $17.0 million cash on hand to make the initial payment and borrowed $11.0 million on our senior credit facility, on a three-month LIBOR rate of 7.75%. We expect to retire this borrowing with cash generated from operations during 2006.
We will account for these purchase price payments as in-process research and development charges, due to the development stage of the related technology.
Solarant Medical, Inc.
On May 8, 2006, we completed the acquisition of Solarant Medical, Inc., a privately funded company focused on the development of minimally invasive therapies for women who suffer from stress urinary incontinence. The purchase price is comprised of an initial payment of $1.0 million, milestone payments totaling $6.0 million contingent upon FDA approval of the therapy and the establishment of reimbursement codes for the hospital and office settings, and an earnout based on revenue growth during the first three years in the event of product commercialization. In addition to these acquisition payments, we previously funded $1.0 million of Solarant’s development efforts.
We used cash on hand to make the initial payment and would expect to fund future contingent payments similarly.
We will account for the purchase price payments and previously funded development costs as in-process research and development charges due to the development stage of the related technology.
13. Supplemental Guarantor Information
AMS Holdings anticipates registering debt securities, including senior subordinated debt securities, that may be issued from time to time. The senior subordinated securities, when issued, are anticipated to be fully and unconditionally guaranteed by three of AMS Holdings’ domestic subsidiaries: American Medical Systems, Inc., AMS Sales Corporation and AMS Research Corporation (the “Guarantor Subsidiaries”). The following supplemental condensed consolidated financial information presents the balance sheets as of April 1, 2006 and the statements of operations and cash flows for each of the three month period ended April 1, 2006 and April 2, 2005 for the Guarantor Subsidiaries as a group, and separately for the Company’s non-Guarantor Subsidiaries as a group. In the consolidating condensed financial statements, AMS Holdings and the Guarantor Subsidiaries account for their investments in their wholly-owned subsidiaries using the equity method.

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Balance Sheet
(In thousands)
(Unaudited)

	As of April 1, 2006
	AMS
	Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$3,446	$15,688	$7,667	$—	$26,801
Short term investments	—	15,404	189	—	15,593
Accounts receivable, including inter-company	230,208	35,461	16,420	(229,981)	52,108
Inventories, net	—	15,449	5,545	(3,929)	17,065
Other current assets	—	5,955	948	(1)	6,902

Total current assets	233,654	87,957	30,769	(233,911)	118,469

Property, plant and equipment, net	—	23,098	557	—	23,655
Goodwill, net	—	69,644	100,738	(521)	169,861
Intangibles, net	—	31,324	30,913	(23,500)	38,737
Deferred income taxes	—	1,414	2,658	—	4,072
Investment in subsidiaries	114,527	13,930		(128,457)	—
Investment in technology and other assets	—	24,577	129	(24,011)	695

Total assets	$348,181	$251,944	$165,764	$(410,400)	$355,489

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, including inter-company	$25,250	$114,731	$123,552	$(256,612)	$6,921
Accrued compensation expenses	—	9,018	988	—	10,006
Accrued warranty expense	—	1,697	—	—	1,697
Income taxes payable	—	3,553	1,580	(183)	4,950
Other accrued expenses	—	5,346	3,201	—	8,547

Total current liabilities	25,250	134,345	129,321	(256,795)	32,121

Non-current liabilities
Accumulated post retirement benefit obligation	—	3,072	—	—	3,072
Intercompany loans payable	—	—	22,513	(22,513)	—

Total non-current liabilities	—	3,072	22,513	(22,513)	3,072

Total liabilities	25,250	137,417	151,834	(279,308)	35,193

Stockholders’ equity
Common stock	698	—	9	(9)	698
Additional paid-in capital	232,947	3,431	130,029	(133,460)	232,947
Accumulated other comprehensive income	2,694	139	2,510	(2,649)	2,694
Retained earnings	86,592	110,957	(118,618)	5,026	83,957

Total stockholders’ equity	322,931	114,527	13,930	(131,092)	320,296

Total liabilities and stockholders’ equity	$348,181	$251,944	$165,764	$(410,400)	$355,489

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Statement of Operations
(In thousands)
(Unaudited)

	Three Months Ended April 1, 2006
	AMS Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales	$—	$68,751	$14,477	$(9,604)	$73,624

Cost of sales	—	11,978	8,919	(9,167)	11,730

Gross profit	—	56,773	5,558	(437)	61,894

Operating expenses
Marketing and selling		22,474	5,340		27,814
Research and development		7,782			7,782
In-process research and development					—
General and administrative		6,493	1		6,494
Amortization of intangibles		876	965		1,841

Total operating expenses	—	37,625	6,306	—	43,931

Operating income (loss)	—	19,148	(748)	(437)	17,963

Other income (expense)
Royalty income		453			453
Interest income		453	10	(141)	322
Interest expense		(96)	(141)	141	(96)
Other income (expense)		(66)	(34)	(46)	(146)

Total other income (expense)	—	744	(165)	(46)	533

Income (loss) before income taxes	—	19,892	(913)	(483)	18,496

Provision for income taxes		7,554	(347)	(183)	7,024
Equity in earnings (loss) of subsidiary	11,772	(566)		(11,206)	—

Net income (loss)	$11,772	$11,772	$(566)	$(11,506)	$11,472

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Statement of Operations
(In thousands)
(Unaudited)

	Three Months Ended April 2, 2005
	AMS Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales	$—	$58,711	$12,253	$(8,819)	$62,145

Cost of sales	—	11,316	8,436	(8,732)	11,020

Gross profit	—	47,395	3,817	(87)	51,125

Operating expenses
Marketing and selling		17,126	4,530		21,656
Research and development		4,638			4,638
General and administrative		5,785	4		5,789
Amortization of intangibles		887	903		1,790

Total operating expenses	—	28,436	5,437	—	33,873

Operating income (loss)	—	18,959	(1,620)	(87)	17,252

Other income (expense)
Royalty income		478			478
Interest income		339	15	(80)	274
Interest expense		(55)	(80)	80	(55)
Other income (expense)		(365)	11	(109)	(463)

Total other income (expense)	—	397	(54)	(109)	234

Income (loss) before income taxes	—	19,356	(1,674)	(196)	17,486

Provision for income taxes		6,837	(594)		6,243
Equity in earnings (loss) of subsidiary	11,439	(1,080)		(10,359)	—

Net income (loss)	$11,439	$11,439	$(1,080)	$(10,555)	$11,243

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Statement of Cash Flows
(In thousands)
(Unaudited)

	Three Month Period Ended April 1, 2006
	AMS Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from operating activities
Net cash provided by (used in) operating activities	$(406)	$21,136	$160	$—	$20,890

Cash flows from investing activities					—
Purchase of property, plant and equipment		(3,392)	(27)		(3,419)
Purchase of business, net of cash acquired		(23,986)			(23,986)
Purchase of short term investments		(100)			(100)
Sale of short term investments			14		14

Net cash (used in) investing activities	—	(27,478)	(13)	—	(27,491)

Cash flows from financing activities
Issuance of common stock	2,285				2,285
Tax benefit from exercise of stock options		279			279

Net cash provided by financing activities	2,285	279	—	—	2,564

Effect of exchange rates on cash			(47)		(47)

Net (decrease) increase in cash and cash equivalents	1,879	(6,063)	100	—	(4,084)

Cash and cash equivalents at beginning of period	1,567	21,751	7,567	—	30,885

Cash and cash equivalents at end of period	$3,446	$15,688	$7,667	$—	$26,801

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Statement of Cash Flows
(In thousands)
(Unaudited)

	Three Month Period Ended April 2, 2005
	AMS Holdings	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from operating activities
Net cash provided by (used in) operating activities	$3,316	$16,535	$(1,294)	$—	$18,557

Cash flows from investing activities					—
Purchase of property, plant and equipment		(1,393)	(28)		(1,421)
Purchase of business, net of cash acquired		(1,450)			(1,450)
Purchase of license agreement		(750)			(750)
Purchase of short term investments		(2,585)	(15)		(2,600)
Sale of short term investments		5,728			5,728

Net cash (used in) investing activities	—	(450)	(43)	—	(493)

Cash flows from financing activities
Issuance of common stock		3,822			3,822

Net cash provided by financing activities	—	3,822	—	—	3,822

Effect of exchange rates on cash			558		558

Net (decrease) increase in cash and cash equivalents	3,316	19,907	(779)	—	22,444

Cash and cash equivalents at beginning of period	1,305	25,525	8,859	—	35,689

Cash and cash equivalents at end of period	$4,621	$45,432	$8,080	$—	$58,133